Exhibit 99.1

JCPenney Announces Resignation of Chairman and CEO Marvin Ellison

Lead Independent Director Ron Tysoe elected Chairman of the Board

Senior leaders to collectively serve as Office of the CEO

PLANO, Texas - (May 22, 2018) - J. C. Penney Company, Inc. (NYSE: JCP) today announced that Chairman and CEO Marvin R. Ellison has notified the Company of his decision to resign from his role to pursue another opportunity with Lowe’s Companies, Inc. While Ellison will remain a director and CEO through June 1, he will step down from his position as chairman of the board effective immediately. The board of directors has elected current Lead Independent Director Ronald W. Tysoe as Chairman of the Board and has created an Office of the CEO, which will be comprised of Chief Financial Officer Jeff Davis, Chief Customer Officer Joe McFarland, Chief Information Officer and Chief Digital Officer Therace Risch and Executive Vice President of Supply Chain Mike Robbins. These four leaders will share equal responsibility for the Company’s day-to-day operations until a new CEO is appointed. A search committee has been formed to conduct a search for a chief executive officer at JCPenney.

“I want to thank Marvin for his many significant contributions to JCPenney over the past three years. During his tenure, the Company retired $1.4 billion in debt, renewed and enhanced its revolving credit facility and has significantly strengthened the Company’s financial position,” said Tysoe. “Additionally, he assembled a strong leadership team that will continue to serve the Company in an elevated capacity to ensure the entire organization remains focused on our customer and improving results. We thank Marvin for his leadership and dedication, and wish him much success in his next endeavor.”

“It has been a tremendous honor leading the Company as Chairman and CEO, and working alongside some of the most talented professionals in retail,” said Ellison. “I want to personally thank the entire JCPenney team for their loyalty and hard work over the years. Their warrior spirit is unmatched, and I have the utmost confidence that JCPenney has the talent and expertise to achieve sustainable, long-term growth.”

About Ron Tysoe
Ron Tysoe has extensive public company Board experience serving as a director of a number of companies over the last two decades in a variety of leadership roles. In addition, he served as Vice Chairman of Finance and Real Estate at Macy’s Inc., formerly Federated Department Stores Inc., from 1990 to 2006. For the first seven of those years, he also served as Chief Financial Officer of Federated. Tysoe was a member of the Board of Directors of Federated from 1988 to 2005. He joined the JCPenney Board of Directors in 2013.

For JCPenney executive bios and headshots, please visit jcpnewsroom.com/about-leadership.html.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 98,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

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